EXHIBIT 23-1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statement (Nos. 33-65772, 333-32731, and 333-74408) on Form S-3 and (Nos. 33-54881, 333-40717, 333-37533, 333-13475, 333-65373, 333-55747, 333-83223, 333-45518, 333-73046, 333-76496, 333-91058, and 333-86080) on Form S-8 of Halliburton Company of our reports dated February 20, 2008, with respect to the consolidated balance sheets of Halliburton Company as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of Halliburton Company.

Our report on the financial statements referred to above, refers to a change in the methods of accounting for uncertainty in income taxes as of January 1, 2007, accounting for stock-based compensation plans as of January 1, 2006, and accounting for defined benefit and other postretirement plans as of December 31, 2006.

/s/  KPMG LLP
Houston, Texas
February 20, 2008